EXHIBIT 10.40

Notwithstanding any other provision contained therein, certain of the Liens provided for or created in accordance with the terms of this Agreement and the other Loan Documents, and the exercise of rights and remedies in connection therewith, are subject to the terms and conditions of the Lien Subordination Agreement (and, to the extent provided therein, the First Lien Collateral Documents), as provided in Section 8.13 hereof.

CREDIT AGREEMENT

dated as of June 30, 2011

among

DIGITAL DOMAIN MEDIA GROUP, INC.,

as the Borrower,

COMVEST CAPITAL II, LP,

as Initial Lender,

and

COMVEST CAPITAL II, LP,

as the Administrative Agent

(i)

(ii)

SCHEDULES

Schedule I	-	Revolving Loan Commitments
Schedule 4.01(a)	-	Equity Investors
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	-	Litigation
Schedule 4.01(m)	-	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(q)	-	Existing Debt
Schedule 4.01(r)	-	Liens
Schedule 4.01(s)	-	Owned Real Property
Schedule 4.01(t)	-	Leased Real Property
Schedule 4.01(u)	-	Investments
Schedule 4.01(v)	-	Intellectual Property
Schedule 4.01(w)	-	Material Contracts

EXHIBITS

Exhibit A-1	-	Form of Revolving Note
Exhibit A-2	-	Form of Convertible Note
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Security Agreement
Exhibit D-1	-	Borrower Security and Pledge Agreement
Exhibit D-2	-	Textor Pledge Agreement
Exhibit E	-	Form of Opinion of the Loan Parties
Exhibit F-1	-	Grant Agreement (City of Port St. Lucie)
Exhibit F-2	-	Grant Agreement (West Palm Beach)
Exhibit G-1	-	Lease Agreement (City of Port St. Lucie)
Exhibit G-2	-	Development Agreement (West Palm Beach)
Exhibit H	-	Flow of Funds Memorandum

(iii)

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of June 30, 2011 (the “Closing Date”), among DIGITAL DOMAIN MEDIA GROUP, INC. (F/K/A DIGITAL DOMAIN HOLDINGS CORPORATION), a Florida corporation (the “Borrower”), COMVEST CAPITAL II, LP, a Delaware limited partnership (“Comvest”), in its capacity as the initial lender hereunder (in such capacity, the “Initial Lender”), the other financial institutions which may hereafter become a party hereto (in such capacity, collectively, with the Initial Lender, the “Lenders” and individually a “Lender”), and COMVEST CAPITAL II, LP, a Delaware limited partnership, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower has requested that the Revolving Loan Lenders (defined below) establish a revolving credit facility in favor of the Borrower in the principal amount of Fifteen Million and 00/100 Dollars ($15,000,000.00) (as the same may be increased or decreased from time to time in accordance with the terms and provisions of this Agreement);

WHEREAS, the Borrower has also requested, and, subject to the terms and conditions hereof, the Initial Lender has agreed, to make a loan to the Borrower, in the principal amount of Eight Million and 00/100 Dollars ($8,000,000.00) (the “Stock Option Loan”), to be documented by the Convertible Note;

WHEREAS, subject to the terms and conditions of this Agreement, the Revolving Loan Lenders, to the extent of their respective Revolving Loan Commitments, are willing severally to establish the requested revolving credit facility in favor of, and severally to make the loans to, the Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, the Initial Lender is willing to make the Stock Option Loan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an account control agreement in form and substance reasonably acceptable to the Administrative Agent.

“Administrative Agent” has the meaning specified in the introductory paragraph.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Aggregate Revolving Loan Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Loan Commitments from time to time.  On the Closing Date, the Aggregate Revolving Loan Commitment Amount is as set forth on Schedule I.

“Aggregate Revolving Loan Commitments” shall mean, collectively, all Revolving Loan Commitments of all Revolving Loan Lenders at any time outstanding, as the same may be reduced from time to time in accordance with Section 2.03.

“Agreement” means this Credit Agreement, as hereafter amended, supplemented, amended and restated, or otherwise modified from time to time.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Lenders, in accordance with Section 8.07 and in substantially the form of Exhibit B hereto or such other form as may be acceptable to the Administrative Agent in its sole discretion.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Loan Termination Date.

“Borrower” has the meaning specified in the introductory paragraph.

“Borrower Security and Pledge Agreement” means that certain Security and Pledge Agreement in the form attached hereto as Exhibit D–1, which grants the Administrative Agent for the ratable benefit of the Lenders a perfected security interest in, and of a pledge over all of the DD stock and DD3 stock owned by the Borrower, and all of the membership interests of DDH owned by the Borrower.

“Budget” has the meaning specified in Section 5.03(d).

“Business Day” means a day of the year on which banks are not required or authorized by law to close in the State of Delaware.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 90 days from the date of issuance thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, or (c) commercial paper in an aggregate amount of no more than $2,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A–1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Cash Interest” shall have the meaning set forth in Section 2.04(b)(i).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following events:  (i) any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting power of all classes of voting stock of the Borrower.  Notwithstanding the foregoing, there shall be no Change of Control if a change in the “beneficial ownership” results from an Initial Public Transaction or from an Internal Reorganization.

“City” means the City of Port St. Lucie, Florida.

“Closing Date” has the meaning specified in the introductory paragraph.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the ratable benefit of the Lenders.

“Collateral Documents” means the Security Agreement, the Borrower Security and Pledge Agreement, the Textor Pledge Agreement, any Account Control Agreement, and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the ratable benefit of the Lenders.

“Comvest Warrant” means the Stock Purchase Warrant, dated of even date herewith, given by the Borrower to Comvest, as such warrant is amended, amended and restated, supplemented, and modified from time to time.

“Comvest Warrant Purchase Agreement” means the Warrant Purchase Agreement, dated as of the date hereof, between Comvest and the Borrower, as such agreement is amended, amended and restated, supplemented, or otherwise modified from time to time.

“Confidential Information” means information that any Loan Party furnishes to any Lender on a confidential basis, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Lender from a source other than the Loan Parties.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation, or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends, or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by  any other party or parties to an agreement, or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Convertible Note” means the Convertible Note, dated as of the date hereof, issued by the Borrower to the Initial Lender and in the form of Exhibit A-2, as such agreement is amended, amended and restated, supplemented and modified from time to time.

“Convertible Note Holder” means the holder of the Convertible Note.

“County” means St. Lucie County, Florida.

“DD” means Digital Domain, a Delaware corporation (formerly known as Wyndcrest DD Holdings, Inc.).

“DD3” means DD3D, Inc., a Florida corporation.

“DDH” means DDH Land Holdings, LLC, a Florida limited liability company and wholly owned subsidiary of the Borrower.

“DDP” means Digital Domain Productions, Inc., a Delaware corporation and wholly owned subsidiary of DD.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights, or options to acquire such capital stock, (g) all Contingent Obligations of such Person, and (h) all indebtedness and other payment Obligations referred to in clauses (a) through (g) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent, or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means the Revolving Loan Default Rate or the Stock Option Loan Default Rate, as applicable.

“Designee” has the meaning specified in Section 5.01(q).

“Disposition Plan” has the meaning specified in Section 7.06(b).

“EBITDA” means, for any period, the sum, determined on a Consolidated basis, of (a) net income (or loss), (b) interest expense, (c) income tax expense, (d) depreciation expense, (e) amortization expense, (f) stock-based compensation expense, warrant, and other equity-related expenses, (g) direct third party expenses related to the Initial Public Transaction consummated pursuant to the Borrower’s Form S-1 filed with the Securities and Exchange Commission on May 16, 2011, and legal expenses related to the Loans under this Agreement and the “Loans” under, and as defined in, the First Lien Loan Agreement, and (h) other non-cash expenses not in the ordinary course (such as permanent impairment charges related to intangibles), in each case determined in accordance with GAAP for such period, and at all time consistently applied for all periods, including any and all intercompany allocations, shared expenses, or all other items included in the determination of EBITDA.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow and having total assets in excess of $10,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the OECD; and (vii) a finance company, insurance company, or other financial institution or fund (whether a corporation, partnership, trust, or other entity) that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $10,000,000; and (viii) any other Person approved by the Required Lenders.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability, or potential liability, investigation, proceeding, consent order, or consent agreement relating in any way to any Environmental Law, any Environmental Permit, or Hazardous Material or arising from alleged injury or threat to health, safety, or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial, or other actions or damages, and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation, or injunctive relief.

“Environmental Law” means any Federal, state, local, or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree, or judicial or agency interpretation, policy, or guidance relating to pollution or protection of the environment, health, safety, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release, or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license, or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options, or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights, or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member, or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Events of Default” has the meaning specified in Section 6.01.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First Lien Agent” shall mean the “Administrative Agent” as defined in the First Lien Loan Agreement.

“First Lien Collateral Documents” shall mean the “Collateral Documents” as defined in the First Lien Loan Agreement.

“First Lien Loan Agreement” shall mean the Second Amended and Restated Loan Agreement, dated as of November 24, 2010, with Lydian, PBC Digital, and PBC MGPEF DDH, LLC, as lenders and Lydian, as administrative agent, as amended by that certain First Amendment to Second Amended and Restated Loan Agreement, dated as of the date hereof, and as may be further amended, restated, or modified from time to time with the prior written consent of Comvest.

“First Lien Loan Documents” shall mean the “Loan Documents” as defined in the First Lien Loan Agreement.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Flow of Funds Memorandum” means that certain Flow of Funds memorandum, dated as of the date hereof, substantially in the form attached hereto as Exhibit H.

“GAAP” has the meaning specified in Section 1.03.

“Grant Agreement” collectively means that certain agreement dated November 25, 2009 between the City of Port St. Lucie and the Borrower, a copy of which is attached hereto as Exhibit F-1, and that certain Grant Agreement and that certain Development Agreement both dated November 1, 2010 between the West Palm Beach Community Redevelopment Agency and Borrower, copies of which are attached hereto as Exhibit F-2 and Exhibit G-2, respectively.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products, or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas, and (b) any other chemicals, materials, or substances designated, classified, or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Initial Lender” has the meaning specified in the introductory paragraph.

“Initial Public Transaction” means (x) an initial public offering of the Borrower underwritten on a firm commitment pursuant to a registration statement declared effective under the Securities Act, (y) a merger, consolidation, exchange of stock, or reorganization of the Borrower (or a Subsidiary of the Borrower, whether preexisting or established as part of the transaction) with another Person, or (z) the sale, transfer or conveyance of substantially all of the assets of the Borrower, where, in the case of (y) or (z), prior to the transaction the Borrower was not publicly traded and immediately after the transaction the Borrower or the resulting entity is publicly traded and listed on a nationally recognized stock exchange or on the NASDAQ National Market.

“Intercompany Note” means that certain secured intercompany note made by DD to the Borrower, as holder, in the principal amount of Four Million Eight Hundred Thirty-Eight Thousand Six Hundred Three and 38/100 Dollars ($4,838,603.38).

“Internal Reorganization” means a merger, consolidation, corporate division, stock swap, or any transaction defined as a reorganization under Section 368(a) of the Internal Revenue Code that involves only the Borrower, its Subsidiaries and the owners of their equity; provided that any resulting entity is owned by Persons who owned equity in the Borrower or its Subsidiaries immediately  prior to the transaction and that no such Person received money or property (other than equity) as a result of the transaction.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated as of the date hereof, between the Borrower, PBC Digital and PBC Macquarie, as such agreement is amended, amended and restated, supplemented and modified from time to time.

“Lease Agreement” means that certain lease agreement dated April 8, 2010 between the City and the Borrower, a copy of which is attached hereto as Exhibit G-1.

“Lenders” means, collectively, the Lenders set forth in the introductory paragraph and each Person that shall become a Lender hereunder pursuant to Section 8.07 for so long as such Lender or Person, as the case may be, shall be a party to this Agreement, including, without limitation, the Convertible Note Holder.

“Lien” means any lien, security interest, or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way, or other encumbrance on title to real property.

“Lien Subordination Agreement” shall mean that certain Lien Subordination Agreement, dated as of even date herewith, by and among, the Administrative Agent, the First Lien Agent, PBC Digital, PBC Macquarie, Comvest, and the Loan Parties.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Comvest Warrant Purchase Agreement, (v) the Comvest Warrant, and (vi) other instruments documents entered in to in connection herewith and therewith.

“Loan Parties” means the Borrower, DD3, DDP, and DDH.

“Loans” means, collectively, the Stock Option Loan and each Revolving Loan.

“Local Agreements” means those certain agreements by and between the Borrower, the City and/or the County, now existing or which are hereafter entered into by and between the parties including, without limitation, the Grant Agreement and the Lease Agreement, as such agreements may be modified only with the prior written consent of the Administrative Agent (based on the consent of the Required Lenders).

“Lydian” means Lydian Private Bank, a federal savings bank.

“Market Capitalization” means, following an Initial Public Transaction the market price of the Borrower’s issued and outstanding Common Stock, calculated by multiplying the number of outstanding shares of Common Stock by the current Market Price of a share of Common Stock.

“Market Price” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Borrower’s Common Stock for such day on all domestic securities exchanges on which the Borrower’s Common Stock may at the time be listed; (b) if there have been no sales of the Borrower’s Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Borrower’s Common Stock on all such exchanges at the end of such day; (c) if on any such day the Borrower’s Common Stock is not listed on a domestic securities exchange, the closing sales price of the Borrower’s Common Stock as quoted on Nasdaq, the OTC Bulletin Board, or similar quotation system or association for such day; or (d) if there have been no sales of the Borrower’s Common Stock on Nasdaq, the OTC Bulletin Board, or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Borrower’s Common Stock quoted on Nasdaq, the OTC Bulletin Board, or similar quotation system or association at the end of such day; in each case of clauses (a) - (d), averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Market Price” is being determined; provided, that if the Borrower's Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties, or prospects of the Borrower and its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties, or prospects of any Loan Party or any of its Subsidiaries, (b) the rights and remedies of the any Lender under any Loan Document, or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $500,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties, or prospects of such Person, including, but not limited to the Local Agreements and the State Agreement (and any amendments, restatements and modifications of such documents).

“Minimum EBITDA Level” means, with respect to the dates set forth below (each, a “Minimum EBITDA Level Test Date”), the EBITDA of DD for the three month period ending on the last day of the calendar month immediately preceding the Minimum EBITDA Level Test Date, set forth below:

Minimum EBITDA Level Test Date	Minimum EBITDA Level
November 1, 2011	$(200,000.00)
December 1, 2011	$(150,000.00)
January 1, 2012	$300,000.00
February 1, 2012	$400,000.00
March 1, 2012	$600,000.00
April 1, 2012	$1,250,000.00
May 1, 2012 and the first day of each calendar month thereafter	$1,300,000.00

“Monetary Default” means any Event of Default described in Section 6.01(a).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Non-monetary Default” means any Event of Default other than a Monetary Default.

“Notes” means, collectively, the Convertible Note and each Revolving Note.

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance, or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed, or otherwise affected by any proceeding referred to in Section 6.01(e).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document, and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“OTC Bulletin Board” means the National Association of Securities Dealers, Inc. OTC Bulletin Board.

“Other Taxes” has the meaning specified in Section 2.06(b).

“Palm Beach Debt” means, collectively, the Debt described in clauses (b) and (j) of the definition of “Permitted Indebtedness” and any other Debt owed by the Borrower or any of its Subsidiaries to PBC Digital, PBC Macquarie, or any of their respective Affiliates.

“PBC Digital” means PBC Digital Holdings, LLC, a Delaware limited liability company.

“PBC Macquarie” means PBC MGPEF DDH, LLC, a Delaware limited liability company.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Indebtedness” means the following:

(a)           any Debt created pursuant to this Agreement and the other Loan Documents;

(b)           any Debt created pursuant to the First Lien Loan Agreement and the other First Lien Loan Documents;

(c)           purchase money Debt and capital leases, equipment financing and real property leases, entered into in the ordinary course of business;

(d)           trade debt incurred in the ordinary course of business consistent with past practice that is outstanding less than one hundred and twenty (120) days after incurrence;

(e)           Debt subordinate to the Notes outstanding as of the date hereof or incurred with the prior written consent of and on terms satisfactory to the Lenders;

(f)           all Debt incurred by the Borrower and/or its Subsidiaries in connection with state and local government bond and grant monies received by the Borrower and/or its Subsidiaries in connection with the development, construction, and operation of digital animation studios in Port St. Lucie, Florida and West Palm Beach, Florida;

(g)          all Debt, in an aggregate principal amount not to exceed $45,000,000, incurred by the Borrower and/or its Subsidiaries in connection with the acquisition and development of real property in the development known as “Tradition” in Port St. Lucie, Florida and the construction of infrastructure and buildings thereon;

(h)          all Debt, in an aggregate principal amount not to exceed $65,000,000, incurred by the Borrower and/or its Subsidiaries in connection with the acquisition and development of real property known as the “Tent Site” on the corner of Dixie Highway and Okeechobee Boulevard in downtown West Palm Beach, Florida, and the construction of infrastructure and buildings;

(i)           that certain Debt as evidenced by that certain Promissory Note, dated February 11, 2010, between the Borrower and Carl Stork (as in effect as of the date hereof);

(j)           that certain Debt as evidenced by that certain Junior Convertible Promissory Note and Option Agreement, dated December 30, 2010, executed by PBC Digital Holdings II, LLC, as lender, and the Borrower, as borrower; and

(k)          any other Debt incurred with the prior written consent of Administrative Agent.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy, or foreclosure proceeding shall have been commenced:

(a)          Liens for taxes, assessments, and governmental charges or levies;

(b)          Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing  obligations that (i) are not overdue for a period of more than 30 days, and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate;

(c)           pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(d)          easements, rights of way, and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(e)           purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed, or improved, and no such extension, renewal, or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed, or replaced; and

(f)            Liens that secure Permitted Indebtedness (other than the trade debt, the Debt due to Carl Stork, and the Debt due to PBC Digital Holdings II, LLC described in clauses (d), (i), and (j) of the definition of “Permitted Indebtedness”).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” means the debt pledged pursuant to the Security Agreement.

“Pro Rata Share” means with respect to the Revolving Loan Commitment of any Revolving Loan Lender at any time, a percentage, the numerator of which shall be such Revolving Loan Lender’s Revolving Loan Commitment (or if the Revolving Loan Commitments have been terminated or expired or the Revolving Loans have been declared to be due and payable, the aggregate principal amount of such Revolving Loan Lender’s outstanding Revolving Loans, as applicable), and the denominator of which shall be the sum of the Revolving Loan Commitments of all Revolving Loan Lenders (or if the Revolving Loan Commitments have been terminated or expired or the Revolving Loans have been declared to be due and payable, the aggregate principal amount all outstanding Revolving Loans, of all Revolving Loan Lenders).

“Project” means the development, construction and equipping of the digital animation studio described in the Grant Agreement and the Lease Agreement.

“Project Site” means the real property upon which the Project is to be developed.

“Qualified Equity Raise” means an Initial Public Transaction where the Borrower or the resulting entity is publicly traded with a Market Capitalization of no less than $250,000,000.00 and the Borrower has received net proceeds of at least $75,000,000.00 from such transaction.

“Recovered Property” has the meaning specified in Section 7.06(b).

“Register” has the meaning specified in Section 8.07(d).

“Required Lenders” means, at any time, the Lenders owning or holding at least 66-2/3% of the sum of (a) the aggregate principal amount of the Loans outstanding at such time and (b) the unused Aggregate Revolving Loan Commitment Amount.

“Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.

“Revolving Loan Commitment” means, with respect to each Revolving Loan Lender, the principal amount designated as its Revolving Loan Commitment set forth on Schedule I hereto or on Schedule I to the Assignment and Acceptance pursuant to which such Revolving Loan Lender became a Revolving Loan Lender hereunder in accordance with Section 8.07.

“Revolving Loan Default Rate” has the meaning specified in Section 2.04(b)(iv).

“Revolving Loan Lender” means, a Lender with a Revolving Loan Commitment, sometimes being referred to collectively as the “Revolving Loan Lenders”.

“Revolving Loan PIK Interest” has the meaning specified in Section 2.04(b)(ii).

“Revolving Loan PIK Interest Amount” means, as of any date of determination, the amount of all interest accrued with respect to the Revolving Loans, which interest has been paid-in-kind by being added to the outstanding principal balance of the Revolving Loans pursuant to Section 2.04(b)(ii).

“Revolving Loan Request” has the meaning specified in Section 2.01(b).

“Revolving Loan Termination Date” means the earliest to occur of (a) September 30, 2012, (b) the termination in whole of the Revolving Loan Commitments pursuant to Section 2.03 or Section 6.01, or (c) the date upon which the Borrower consummates a Qualified Equity Raise.

“Revolving Loans” means, collectively, the loans now or hereafter made by or on behalf of any Revolving Loan Lender, or by the Administrative Agent for the account of any Revolving Loan Lender, on a revolving basis pursuant to Section 2.01(a)(ii).

“Revolving Note” means a Revolving Note issued to a Revolving Loan Lender in the form attached hereto as Exhibit A-1.

“Security Agreement” means that certain Security Agreement, in the form attached hereto as Exhibit C, together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, duly executed by the Borrower, DDH, and DD3 together with:

(a)           instruments evidencing the Pledged Debt indorsed in blank, including, but not limited to the Intercompany Note, which shall initially be held by First Lien Agent pursuant to the terms of the Lien Subordination Agreement;

(b)           acknowledgment copies of proper financing statements, duly filed on or before the date hereof under the Uniform Commercial Code of all jurisdictions that the Lenders may deem necessary or desirable in order to perfect and protect the liens and security interests (including, without limitation, the applicable priority thereof) created under the Security Agreement, covering the Collateral described in the Security Agreement;

(c)           evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Lenders may deem necessary or desirable in order to perfect and protect the Liens created thereby; and

(d)           evidence that all other action that the Lenders may deem necessary or desirable in order to perfect and protect the liens and security interests (including, without limitation, the applicable priority thereof) created under the Security Agreement has been taken.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates, or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“State Agreement” means that certain State of Florida Office of the Governor Grant Fund Agreement dated June 30, 2009, by and between the State of Florida, Executive Office of the Governor’s Office of Tourism, Trade and Economic Development and the Borrower.  The term “State Agreement” shall also refers to any amendments to such Grant Fund Agreement provided any such amendment is approved by the Administrative Agent.

“Stock Option Agreement” means that certain Stock Option Agreement, dated as of September 30, 2009, between the Borrower and Lydian, whereby the Borrower granted Lydian an option to acquire common stock in the Borrower on the terms set forth therein, as amended by that certain First Amendment to Stock Option Agreement, dated as of December 30, 2010, by and between Lydian and the Borrower, and as ratified by that certain Ratification of Stock Option Agreement, made effective as of March 31, 2011, executed by the Borrower and extended to Lydian.

“Stock Option Loan” has the meaning specified in the preliminary statements.

“Stock Option Loan Default Rate” has the meaning specified in Section 2.04(b)(iv).

“Stock Option Loan Maturity Date” means the earliest to occur of (a) June 30, 2016, or (b) the date upon which the Borrower consummates a Qualified Equity Raise.

“Stock Option Loan PIK Interest” has the meaning specified in Section 2.04(a)(i)

“Stock Option Loan PIK Interest Amount” means, as of any date of determination, the amount of all interest accrued with respect to the Stock Option Loan, which interest has been paid-in-kind by being added to the outstanding principal balance of the Stock Option Loan pursuant to Section 2.04(a)(i)

“Subsidiary” of any Person means (i) any Affiliate of a Person or (ii) any corporation, partnership, joint venture, limited liability company, trust, or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, or limited liability company, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.06(a).

“Textor” means John C. Textor, a resident of the State of Florida.

“Textor Pledge Agreement” means that certain Second Lien Security and Pledge Agreement, in the form attached hereto as Exhibit D-2, executed by Textor and Deborah W. Textor, each a resident of the State of Florida, which grants the Administrative Agent for the ratable benefit of the Lenders a perfected first priority security interest, and pledge of, the Textor Stock.

“Textor Stock” means 3,600,000 shares of common stock of the Borrower owned by Textor and Deborah W. Textor, and described on the Annex to the Textor Pledge Agreement.

“Titanic Assignment” means that certain Assignment dated October 15, 2009 among DDP, the Borrower, as such agreement is amended, amended and restated, supplemented and modified from time to time.

“Titanic Services Agreement” means that certain “Service Agreement” referenced and defined in the Titanic Assignment, as such agreement is amended, amended and restated, supplemented and modified from time to time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

SECTION 1.02.Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms.

SECTION 1.03.Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

ARTICLE II

LOANS

SECTION 2.01.Credit Facility.

(a)         Loans.

(i)           Stock Option Loan.  On the date hereof, the Initial Lender agrees, subject to the conditions set forth in this Agreement (including, without limitation Section 2.01(d)(i)), to make the Stock Option Loan to the Borrower.  The Borrower acknowledges that upon the Initial Lender making the Stock Option Loan, all amounts available under the Convertible Note shall have been disbursed in full to the Borrower and that the Convertible Note Holder shall be under no obligation to make any further loans to the Borrower under, or with respect to, the Convertible Note.

(ii)          Revolving Loans.  Subject to and upon the terms and conditions contained herein, each Revolving Loan Lender severally (and not jointly) agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Revolving Loan Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (A) the aggregate outstanding principal amount of such Revolving Loan Lender’s Revolving Loans exceeding such Revolving Loan Lender’s Revolving Loan Commitment, or (B) the aggregate outstanding principal amount of all Revolving Loan Lenders’ Revolving Loans exceeding the Aggregate Revolving Loan Commitment Amount.  During the Availability Period, the Borrower shall be entitled to borrow, prepay, and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that (x) subject to the satisfaction of the conditions set forth in Section 3.01, the Revolving Lenders shall make a Revolving Loan to the Borrower in the original principal amount of $5,000,000 within one (1) business day of the Closing Date, and (y) the Borrower may not borrow or reborrow Revolving Loans at any time when a Default exists.

(b)         Procedures for Requesting Revolving Loans.  The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each requested Revolving Loan, prior to 11:00 a.m. Florida time ten (10) Business Days prior to the requested date of such Revolving Loan (each, a “Revolving Loan Request”).  Each Revolving Loan Request shall be irrevocable and shall specify:  (i) the aggregate principal amount of the requested Revolving Loan, and (ii) the date of such requested Revolving Loan (which shall be a Business Day).  The aggregate principal amount of each requested Revolving Loan shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that the Administrative Agent may, in its sole discretion, agree that Revolving Loans may be made hereunder in lesser amounts.  Promptly following the receipt of a Revolving Loan Request  in accordance herewith, the Administrative Agent shall advise each Revolving Loan Lender of the details thereof and the amount of such Revolving Loan Lender’s Pro Rata Share of such requested Revolving Loan.

(c)         Funding of Revolving Loans.

(i)           Each Revolving Loan Lender will make available each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. Florida time to the Administrative Agent at such location as the Administrative Agent shall have specified in writing.  The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, by effecting a wire transfer of such amounts to an account designated by the Borrower (other than an account with Lydian), which account, after the time period specified in Section 5.01(n), will be subject to an Account Control Agreement.

(ii)           Unless the Administrative Agent shall have been notified by any Revolving Loan Lender prior to 5:00 p.m. Florida time one (1) Business Day prior to the date of a Revolving Loan in which such Revolving Loan Lender is to participate that such Revolving Loan Lender will not make available to the Administrative Agent such Revolving Loan Lender’s share of such Revolving Loan, the Administrative Agent may assume that such Revolving Loan Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Revolving Loan Lender on the date of such Revolving Loan, the Initial Lender shall make such amount available to the Administrative Agent and the Initial Lender shall be entitled to recover such corresponding amount on demand from the applicable Revolving Loan Lender together with interest at the Federal Funds Rate.  Nothing in this subsection shall be deemed to relieve any Revolving Loan Lender from its obligation to fund its Pro Rata Share of any Revolving Loan hereunder or to prejudice any rights which the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(iii)          All Revolving Loans shall be made by the Revolving Loan Lenders on the basis of their respective Pro Rata Shares.  No Revolving Loan Lender shall be responsible for any default by any other Revolving Loan Lender in its obligations hereunder, and each Revolving Loan Lender shall be obligated to make its Revolving Loans provided to be made by it hereunder, regardless of the failure of any other Revolving Loan Lender to make its Revolving Loans hereunder.

(d)         Use of Loan Proceeds.

(i)           Stock Option Loan.  The proceeds of the Stock Option Loan shall be used, subject to the terms of this Agreement, to acquire all of the rights of Lydian under the Stock Option Agreement.

(ii)          Revolving Loans.  The proceeds of the Revolving Loans shall be used, subject to terms of this Agreement, for the following purposes:  (A) to, in the Borrower’s sole discretion, repurchase put rights from Falcon Mezzanine Partners II, LP in an amount not to exceed $4,000,000.00, (B) to pay fees and expenses to be paid by the Borrower in connection with the closing of this Agreement and the transactions contemplated hereby, and (C) to provide  for the working capital needs of Borrower and the other Loan Parties as permitted by this Agreement; provided, however, that the proceeds of the Revolving Loans may not be used to (x) pay any outstanding principal owed under the Palm Beach Debt, (y) pay the Debt due to Carl Stork described in clause (i) of the definition of “Permitted Indebtedness”, or (z) fund any transaction between the Borrower or any of its Subsidiaries and their respective Affiliates, in each case without the prior written consent of the Revolving Loan Lenders.

(e)         Evidence of Debt.

(i)           Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Debt of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Loan Commitment of each Revolving Loan Lender, (ii) the amount of each Loan made hereunder by each Lender, (iii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans, and (iv) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and, with respect to the Revolving Loans, each Revolving Loan Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(ii)          The Stock Option Loan shall be evidenced by the Convertible Note in favor of the Convertible Note Holder.

(iii)         The Revolving Loans of each Revolving Loan Lender shall be evidenced by a Revolving Note in favor of such Revolving Loan Lender.

SECTION 2.02.Repayment of Loans.

(a)         Stock Option Loan.  On the Stock Option Loan Maturity Date, the Borrower shall repay to the Administrative Agent for the benefit of the Convertible Note Holder the aggregate principal amount of the Stock Option Loan (including, without limitation, the Stock Option Loan PIK Interest Amount) together with the outstanding interest due and owing on such Stock Option Loan.

(b)         Revolving Loans.  On the Revolving Loan Termination Date, the Borrower shall repay to the Administrative Agent for the ratable benefit of the Revolving Loan Lenders the aggregate principal amount of the Revolving Loans due to each Revolving Loan Lender together with the outstanding interest due and owing on such Revolving Loans.

SECTION 2.03.Revolving Loan Commitment Reductions; Prepayments.

(a)          Optional Reduction and Termination of Revolving Loan Commitment.  Unless previously terminated, all Revolving Loan Commitments shall terminate on the Revolving Loan Termination Date.  The Borrower may, upon at least seven (7) Business Days’ prior written notice to the Administrative Agent stating the proposed date and aggregate commitment reduction, reduce the Aggregate Revolving Loan Commitment Amount in part or terminate the Aggregate Revolving Loan Commitments (and by virtue thereof, all Revolving Loan Commitments) in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Loan Commitment of each Revolving Loan Lender, (ii) any partial reduction pursuant to this Section 2.03 shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Loan Commitment Amount to an amount less than the aggregate principal amount of all outstanding Revolving Loans.

(b)          Optional Prepayment.  The Borrower shall have the right at any time and from time to time to prepay the Revolving Loans, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than 11:00 a.m. Florida time on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Revolving Loans or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Revolving Loan Lender of the contents thereof and of such Revolving Loan Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued Cash Interest to such date on the amount so prepaid in accordance with Section 2.04(b)(i).  Each partial prepayment of any Revolving Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Loan pursuant to Section 2.01.  Each prepayment shall be applied ratably to the Revolving Loans.

(c)          Mandatory Prepayment.  If the Borrower completes a Qualified Equity Raise, the Borrower shall use the proceeds thereof to immediately prepay the Loans.  Any amounts prepaid pursuant to this Section 2.03(c) may not be re-borrowed and, if such amounts were applied to prepay any Revolving Loans, the Aggregate Revolving Loan Commitments shall be automatically reduced by such amounts (but only to the extent of the aggregate principal amount of the Revolving Loans so prepaid).

SECTION 2.04.Interest; Late Charges.

(a)          Interest Payable in Respect of the Stock Option Loan.

(i)           PIK Interest.  The Convertible Note shall accrue interest at a rate equal to 10% per annum (“Stock Option Loan PIK Interest”).  Stock Option Loan PIK Interest shall accrue and compound, and shall be added to the outstanding principal amount of the Convertible Note on the last day of each calendar quarter (for interest accruing during such calendar quarter), commencing on September 30, 2011, and on the Stock Option Loan Maturity Date, and, effective as of each such date, shall be part of the outstanding principal amount of the Stock Option Loan for all purposes under the Loan Documents; provided that, all Stock Option Loan PIK Interest accruing after the Convertible Note has been accelerated pursuant to Section 6.01 shall instead be payable in cash in arrears on the last day of each calendar quarter and on the Stock Option Loan Maturity Date.  Notwithstanding the foregoing, in lieu of paying Stock Option Loan PIK Interest, the Borrower may elect to pay interest in cash for any calendar quarter in accordance with the terms of Section 1(d) of the Convertible Note.

(ii)          Late Charge.  If any cash amounts due and owing under the Convertible Note is not paid within five (5) Business Days of the date when due, the Borrower shall pay the Administrative Agent for the benefit of the Convertible Note Holder a “late charge” in the amount of five percent (5%) of the amount of the cash payment that is past due.

(iii)         Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay to the Administrative Agent for the benefit of the Convertible Note Holder interest on any overdue payment of principal or cash interest or charges due in respect of the Stock Option Loan at a rate per annum equal at all times to twenty-one percent (21%) per annum if the Event of Default was a Monetary Default or six percent (6%) per annum above the rate per annum required to be paid hereunder if the Event of Default was a Non-monetary Default (the “Stock Option Loan Default Rate”), from the date the same shall become due and payable until the date paid.

(b)         Interest and Late Charges Payable in Respect of the Revolving Loans.

(i)           Cash Interest.  The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan (including any Revolving Loan PIK Interest Amount) owing to each Revolving Loan Lender on the first day of each calendar month, beginning with August 1, 2011, at the rate of 12% per annum (“Cash Interest”).

(ii)          PIK Interest.  In addition to the Cash Interest provided for in Section 2.04(a)(i) above, on January 1, 2012, the Revolving Loans shall begin to accrue interest at a rate equal to 2% per annum (“Revolving Loan PIK Interest”).  Revolving Loan PIK Interest shall accrue and compound, and shall be added to the outstanding principal amount of the Revolving Notes on the first day of each calendar month (for interest accruing during the prior calendar month) and on the Revolving Loan Termination Date, and, effective as of each such date, shall be part of the outstanding principal amount of the Revolving Loans for all purposes under the Loan Documents; provided that, all Revolving Loan PIK Interest accruing after the Revolving Notes have been accelerated pursuant to Section 6.01 shall instead be payable in cash in arrears on the first day of each calendar month and on the Revolving Loan Termination Date.

(iii)         Late Charge.  If any amounts due and owing under the Revolving Loans are not paid within five (5) Business Days of the date when due, the Borrower shall pay the Administrative Agent for the ratable benefit of the Revolving Loan Lenders a “late charge” in the amount of five percent (5%) of the amount of the payment that is past due.

(iv)        Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Revolving Loan Lenders interest on any overdue payment of principal or cash interest or charges due in respect of the Revolving Loans at a rate per annum equal at all times to twenty-four percent (24%) per annum if the Event of Default was a Monetary Default or six percent (6%) per annum above the rate per annum required to be paid hereunder if the Event of Default was a Non-monetary Default (the “Revolving Loan Default Rate”), from the date the same shall become due and payable until the date paid.

SECTION 2.05.Payments and Computations.  (a) The Borrower shall make each payment hereunder and under any Notes, irrespective of any right of counterclaim or set-off, not later than 3:00 P.M. (Florida time) on the day when due in U.S. dollars to the Administrative Agent at such account designated by the Administrative Agent in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  The Administrative Agent shall promptly thereafter cause funds to be distributed to the Lenders for the account of their respective lending offices ratably in accordance with the amounts of the Lenders’ respective Obligations then payable to such Lenders to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d) from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the  parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or, under any Note, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due.

(c)           All computations of interest shall be made by the Administrative Agent shall be on the basis of a 360-day year and paid for the actual number of days elapsed for any whole or partial month in which interest is being calculated.  Each determination by the Administrative Agent of interest, fees, or commissions hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be.

(e)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.06.Taxes.  (a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with Section 2.06, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto (i) that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of the Administrative Agent or such Lender’s office or any political subdivision thereof, (ii) that are imposed as a result of its own tax liabilities, or (iii) that are imposed as a consequence of its own tax attributes or foreign taxpayer  status (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Note being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Administrative Agent or any Lender, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.06) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any present or future stamp, documentary, excise, property, or similar taxes, charges, or levies that arise from any payment made hereunder or under  any Notes or from the execution, delivery, or registration of, performance under, or otherwise with respect to, this Agreement or any Notes (hereinafter referred to as “Other Taxes”).

(c)           The Borrower shall indemnify the Administrative Agent and each Lender for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.06, imposed on or paid by the Administrative Agent or such Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date the Administrative Agent or such Lender makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment.  In the case of any payment hereunder or under any Note by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of subsection (d) of this Section 2.06, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

SECTION 2.07.Sharing of Payments, Etc.  If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07 or the result of the prepayment of the Revolving Loans pursuant to Section 2.03) (a) on account of Obligations due and payable to such Lender hereunder and under the any Note at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under any Note at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under any Note at such time obtained by all the Lenders at such time, or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under any Note at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under any Note at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under any promissory note given in connection with the Loans at such time obtained by all of the Lenders at such time, such Lender shall forthwith pay such portion of such received payment to the other Lender so that each Lender shall have received its ratable share of such received payment.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01.Conditions Precedent to Effectiveness and the Initial Loans.  The agreement of Lenders to make the Loans requested to be made on the Closing Date is subject to the satisfaction, or waiver by the Administrative Agent, immediately prior to or concurrently with the making of such Loans, of the following conditions precedent:

(a)           The Lenders shall have received on or before the date hereof, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lenders:

(i)          This Agreement duly executed by the Borrower, the Administrative Agent, and Lenders.

(ii)         The Convertible Note duly executed by the Borrower and payable to the order of Comvest or its registered agents.

(iii)        A Revolving Note duly executed by the Borrower and payable to the order of Comvest or its registered agents.

(iv)        The Borrower Security and Pledge Agreement duly executed by the Borrower and the Administrative Agent.

(v)         The Security Agreement duly executed by each of the Borrower, DD3, DDH, DDP, and the Administrative Agent.

(vi)        The Textor Pledge Agreement duly executed by Textor and Deborah W. Textor.

(vii)       The Lien Subordination Agreement duly executed by the Administrative Agent, First Lien Agent, PCB Digital, PCB Macquarie, Comvest, and the Loan Parties.

(b)            The Lenders shall have received a certificate of each Loan Party, signed on behalf of such Loan Party by an authorized person of such Loan Party, certifying (i) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date hereof, (ii) that such Loan Party is on such date in compliance with all the terms and provisions set forth in this Agreement and the other Loan Documents, (iii) the absence of any event occurring and continuing, or resulting from the making of the Loans, that constitutes a Default or an Event of Default, and (iv) that all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Agreement, the other Loan Documents, and the transactions contemplated hereby to which it is or is to be a party have been obtained.

(c)            The Lenders shall have received fully executed copies of the (i) Comvest Warrant Purchase Agreement, (ii) the Comvest Warrant, and (iii) the First Amendment to Second Amended and Restated Loan Agreement and other First Lien Loan Documents, and each document shall be, or contemporaneously with the effectiveness of this Agreement will be, in full force and effect.

(d)            The Lenders shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated the date hereof (the statements made in which certificate shall be true on and as of the date hereof), (i) certifying and attaching (A) a certified copy of such Loan Party’s charter or similar organizational documents, including all amendments thereto, certified by the Secretary of State of the jurisdiction of incorporation of such Loan Party, (B) a true and correct copy of the bylaws (or equivalent governing document) of such Loan Party, (C) the resolutions of the Board of Directors (or equivalent governing body) of each Loan Party approving this Agreement, the Loan Documents, and the transactions contemplated hereby or thereby to which it is or is to be a party, and (D) the due incorporation and good standing or valid existence of such Loan Party as a company organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, and (ii) certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party.

(e)         The Lenders shall have received a certificate in form and substance satisfactory to the Lenders attesting to the Solvency of each Loan Party before and after giving effect to the transactions contemplated by this Agreement, from the Chief Financial Officer of each Loan Party.

(f)         [Reserved.]

(g)        The Lenders shall have received such financial, business, and other information regarding each Loan Party and its Subsidiaries as the Lenders shall have requested, including, without limitation, the financial statements delivered by the Borrower to First Lien Agent pursuant to Section 5.03(b) and (c) of the First Lien Loan Agreement for the three months ended March 31, 2011.

(h)        The Lenders shall have received evidence of insurance naming the Lenders as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lenders.

(i)         The Lenders shall have received copies of all Material Contracts of each Loan Party and its Subsidiaries as the Lenders shall request.

(j)         The Lenders shall have received a favorable opinion of Eavenson & Kairalla, P.L., counsel for the Loan Parties, in substantially the form of Exhibit E hereto and as to such other matters as the Lenders may reasonably request.

(k)        The Lenders shall have received copies of a recent Lien search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties together with evidence that all existing Liens (other than in respect of Liens permitted under Section 5.02(a)) have been terminated and all actions required to terminate and release such Liens have been satisfactorily taken or will be taken substantially simultaneously with the closing of this Agreement.

(l)          There shall exist no action, suit, investigation, litigation, or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that could have a Material Adverse Effect on any Loan Party or any of its Subsidiaries (except for the litigation disclosed on Schedule 4.01(f)).

(m)        The Lenders shall have independently completed a due diligence investigation of the Loan Parties and its Subsidiaries in scope, and with results, satisfactory to each Lender.

(n)         The Borrower shall have paid all accrued fees of the Administrative Agent and the Lenders (including the accrued fees and expenses of counsel and accountants to the Administrative Agent and the Lenders).

(o)         The Lenders shall have received the following documents from Lydian to reflect Lydian’s compliance with 12 USC 1823(e):

(i)          a certified copy of the unanimous written consent of Lydian’s board of directors describing the board of director’s review and approval of the documents executed and delivered by Lydian on the Closing Date in connection with the assignment of the First Lien Loan Documents (collectively, the “Assignment and Resignation Documents”); and

(ii)         copies of the executed Assignment and Resignation Documents, originals of which shall have been delivered to the First Lien Agent, signed by the person  authorized by Lydian’s board of directors in the resolutions and the person authorized to sign the Assignment and Resignation Documents on behalf of the First Lien Agent.

(p)          The Borrower has acquired all of Lydian’s rights under the Stock Option Agreement.

(q)          The representations and warranties of the Loan Parties contained in each Loan Document to which it is a party shall be correct on and as of the date hereof, before and after giving effect to the Loans and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, in which case as of such specific date.

(r)           No Default has occurred and is continuing, or would result from the Borrower borrowing the Loans or from the application of the proceeds therefrom.

SECTION 3.02.Conditions Precedent to each Subsequent Revolving Loan.  The agreement of the Revolving Lenders to make any Revolving Loan requested to be made after the Closing Date, is subject to the satisfaction of the following conditions precedent as of the date such Revolving Loan is made:

(a)           Each of the representations and warranties made by the Loan Parties in or pursuant to this Agreement and the other Loan Documents, and each of the representations and warranties contained in any certificate, document, or financial or other statement furnished at any time under or in connection with this Agreement or the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date), as may be supplemented or modified from time to time by the delivery of revised schedules to the Administrative Agent, satisfactory to the Administrative Agent in its sole discretion, prior to the making of any such representation or warranty, and except that for purposes of this Section 3.02, the representations and warranties contained in Sections 4.01(g) and (h) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.03(b) and (c), respectively and to have been modified accordingly.

(b)          No Default has occurred and is continuing, or would result from the Borrower borrowing the requested Loan or from the application of the proceeds therefrom.

(c)           On or prior to November 30, 2011, after giving effect to the requested Revolving Loan, the aggregate amount of all Revolving Loans outstanding hereunder shall not exceed the lesser of (x) the Aggregate Revolving Loan Commitment Amount and (y) $10,000,000.00.

(d)          After November 30, 2011, DD shall have maintained on each Minimum EBITDA Level Test Date a minimum EBITDA for the three-month period ending immediately prior to such Minimum EBITDA Level Test Date of not less than the Minimum EBITDA Level.

(e)           After giving effect to the requested Revolving Loan, the Borrower is in pro forma compliance with the financial covenant set forth in Section 5.04, and the Administrative Agent shall have received a certificate executed by the Chief Financial Officer of the Borrower demonstrating such compliance and such other supporting documentation as the Administrative Agent may reasonably request.

(f)           The Administrative Agent shall have received the required Loan Request.

Each request for a Revolving Loan by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions contained in this Section 3.02 shall have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)           Each Loan Party and each of its Subsidiaries (i) is a corporation or company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  All of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Persons in the amounts specified on Schedule 4.01(a) hereto, and that the Equity Interests owned by the Borrower or its Subsidiaries are free and clear of all Liens, except those created to provide security under the First Lien Collateral Documents and the Collateral Documents.

(b)          Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and that the Equity Interests owned by the Loan Party’s or their Subsidiaries are free and clear of all Liens, except those created under the First Lien Collateral Documents and the Collateral Documents

(c)           The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby, are within such Loan Party’s powers, have been duly authorized by all necessary action, and do not (i) contravene such Loan Party’s organizational documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease, or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease, or other instrument, the violation or breach of which could have a Material Adverse Effect.

(d)          No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due  execution, delivery, recordation, filing, or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the transaction contemplated by this Agreement, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including, without limitation, the applicable priority nature thereof), or (iv) the exercise by any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given, or made and are in full force and effect.

(e)           This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and/or insolvency laws and/or the rights of creditors generally.

(f)           There is no action, suit, investigation, litigation, or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could have a Material Adverse Effect other than as disclosed on Schedule 4.01(f) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

(g)          The Consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2009 and December 31, 2010, and the related Consolidated statements of income and Consolidated statements of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Singer Lewak, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2011, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the three (3) months then ended, duly certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2011, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments and valuation-related adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2009, there has been no Material Adverse Change.

(h)          No information, exhibit, or report furnished by or on behalf of any Loan Party to any Lender in connection with the negotiation, execution and delivery of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(i)           Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  Neither any Loan Party nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.  Neither the making of the Loans, nor the application of the proceeds or repayment thereof by the Borrower, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(j)          Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or is subject to any charter or corporate restriction that could have a Material Adverse Effect.

(k)         All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have either been duly made or taken and are in full force and effect or have been approved to be taken by Administrative Agent on or after the date hereof, and the Collateral Documents create in favor the Administrative Agent for the ratable benefit of the Lenders a valid and, together with such filings and other actions, perfected security interest in the Collateral (subject only to Permitted Encumbrances), securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.  The Loan Parties (as applicable) are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(l)          Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(m)        Set forth on Schedule 4.01(m) hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans.

(i)          No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

(ii)         Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Administrative Agent, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(n)         Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(o)         The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(i)          None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(ii)          Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(p)          (i)          Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.

(ii)         Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(q)         Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(r)          Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(s)         Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof.  Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(t)          Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  To the knowledge of the undersigned officers of the Borrower, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(u)           Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(v)          Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

(w)         Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries, showing as of the date hereof the parties, subject matter and term thereof.  Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any Material Contract by any party thereto.

(x)           No Loan Party has received any notice that either is in default with respect to any law, statute, judgment, writ, injunction, decree, rule or regulation of any court or governmental agency, or instrumentality, which could have a Material Adverse Effect.

(y)          The Titanic Assignment is in full force and effect and to the best of the Borrower’s knowledge, the representations and warranties contained in Section 5 of the Titanic Assignment are true and accurate in all material respects.

(z)           Neither the Borrower nor its Subsidiaries has entered into any transaction or agreement with any officer, director, partner, or executive of the Borrower or its Subsidiaries, or any Affiliate of the foregoing, except as disclosed in the Borrower’s Form S-1 filed with the Securities and Exchange Commission on May 16, 2011 (as in effect on the Closing Date).

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.Affirmative Covenants.  So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Revolving Loan Commitment hereunder shall remain outstanding, the Borrower will:

(a)          Compliance with Laws, Etc.  Comply, and cause DD to comply, in all material respects, with all applicable laws, rules, regulations and orders.

(b)          Payment of Taxes, Etc.  Pay and discharge, and cause DD to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)           Compliance with Environmental Laws.  Comply, and cause DD and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause DD to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause DD to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d)          Maintenance of Insurance.  Maintain, and cause DD to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.  Such insurance shall be in such minimum amounts that the Borrower will not be deemed a co-insurer under applicable insurance laws, regulations and policies, and otherwise shall be in such amounts, contain such terms, be in such forms, and be for such periods as may be reasonably satisfactory to the Lenders.  In addition, the Lenders shall be named as the loss payee/additional insured, as appropriate, under all such insurance policies.  Without limiting the foregoing, the Borrower will (a) keep all of its physical property insured with casualty or with physical hazard insurance on an “all risks basis”, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to one hundred percent (100%) of the full replacement cost of such property, (b) maintain all such workers’ compensation or similar insurance as may be required by law, and (c) maintain, in amounts with deductibles equal to those generally maintained by business engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring on, in or about the properties of the Borrower, business interruption insurance, and product liability insurance.

(e)           Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause DD to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any other merger or consolidation permitted under Section 5.02(e) and an Initial Public Transaction.

(f)           Visitation Rights.  At any reasonable time and from time to time, permit the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(g)           Keeping of Books.  Keep, and cause DD to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and DD in accordance with generally accepted accounting principles in effect from time to time.

(h)          Maintenance of Properties, Etc.  Maintain and preserve, and cause DD to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i)            Transactions with Affiliates.  Conduct, and cause DD to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(j)            Covenant to Give Security.  Upon (x) the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party (other than a transitory Subsidiary formed pursuant to an Initial Public Transaction), or (z) the acquisition of any property by any Loan Party, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected security interest (subject only to Permitted Liens) in favor of the Administrative Agent for the ratable benefit of the Lenders, then the Borrower shall, in each case at the Borrower’s expense:

(i)          within 10 days after such request, formation, or acquisition, or concurrently with the furnishing thereof to the First Lien Agent, whichever is earlier, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Lenders,

(ii)         within 15 days after such request, formation, or acquisition, or concurrently with the delivery thereof to the First Lien Agent, whichever is earlier, duly execute and deliver, and cause each such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent for the ratable benefit of the Lenders mortgages, pledges, assignments, security agreement supplements, and other security agreements, as specified by and in form and substance satisfactory to the Lenders, securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such properties, and

(iii)        within 30 days after such request, formation, or acquisition, or (subject to the terms of the Lien Subordination Agreement) concurrently with the corresponding action taken under the First Lien Loan Documents, whichever is earlier take, and cause such Subsidiary or such parent to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Lenders to perfect and confirm the valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties (except for Permitted Liens) in accordance with their terms.

(k)         Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Lenders in all respects to cure any such default, and cause DD to do so.  Notwithstanding the foregoing, this Section 5.01(k) shall only apply if the Borrower’s action or inaction would have a Material Adverse Effect.

(l)          Performance of Material Contracts.  Perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms and provisions of each Material Contract to be performed or observed by it, maintain, and cause each of its Subsidiaries to maintain, each such Material Contract in full force and effect, and enforce, and cause each of its Subsidiaries to enforce, each such Material Contract in accordance with its terms.  Notwithstanding the foregoing, this Section 5.01(l) shall only apply if the Borrower’s or any of its Subsidiary’s action or inaction would have a Material Adverse Effect.

(m)        Payment of Documentary Stamp and Intangible Taxes.  If the Administrative Agent or any Lender shall be required to pay documentary stamp or intangible taxes in connection with the Loans, the Borrower will immediately upon receipt of notice from the Administrative Agent or such Lender pay all such documentary stamp or intangible taxes and hold the Administrative Agent and the Lenders harmless from all liabilities in connection therewith.

(n)         Deposit Accounts.  Within 45 days of the Closing Date or such longer period as the Administrative Agent may agree in its sole discretion, each Loan Party shall cause all of its respective deposit accounts to be subject to an Account Control Agreement.

(o)          Further Assurances.

(i)          Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii)         Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances, and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(p)          Titanic Services Agreement.  Notify the Administrative Agent of any material circumstances known to it bearing on the Titanic Services Agreement and promptly provide the Administrative Agent with copies of any demands, notes or communications received by it with respect to the Titanic Assignment.

(q)          Board Representation.  From the date hereof until the date the Borrower closes an Initial Public Transaction, Comvest shall have the right to have its designee (the “Designee”) appointed to the Borrower’s board of directors. The Borrower hereby agrees that its board of directors shall take such actions as are necessary to expand the size of the board of directors and to appoint the Designee to fill the vacancy caused thereby.  In the event the Designee resigns or is removed from the board of directors for any reason, the Borrower agrees to appoint a new Designee designated by Comvest. Following the closing of an Initial Public Transaction, the Designee shall no longer be entitled to serve on the board of directors.  This Section 5.01(q) shall survive termination of this Agreement.

SECTION 5.02.Negative Covenants.  So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Revolving Loan Commitment hereunder shall remain outstanding, the Borrower will not, at any time:

(a)           Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)          Liens created under the Loan Documents;

(ii)         Permitted Liens;

(iii)        Liens existing on the date hereof and described on Schedule 4.01(r) hereto;

(iv)       Liens, mortgages or otherwise hypothecating fee title to the Project Site to secure the bond financing contemplated by the Grant Agreement and the Lease Agreement; and

(v)        the replacement, extension or renewal of any Lien permitted by clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b)          Debt.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries or Affiliates to create, incur, assume or suffer to exist, any Debt, except:

(i)          in the case of the Borrower, Debt owed to a wholly owned Subsidiary of the Borrower, which Debt (x) shall, in the case of Debt owed to a Loan Party, constitute pledged debt, (y) shall be on terms acceptable to the Lenders and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Lenders and such promissory notes shall, in the case of Debt owed to a Loan Party, be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Lenders pursuant to the terms of the Security Agreement;

(ii)         in the case of any Subsidiary of the Borrower, Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower, provided that, in each case, such Debt (x) shall, in the case of Debt owed to a Loan Party, constitute Pledged Debt, (y) shall be on terms acceptable to the Lenders and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Lenders and such promissory notes shall, in the case of Debt owed to a Loan Party, be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Lenders pursuant to the terms of the Security Agreement;

(iii)        in the case of the Borrower and its Subsidiaries (other than DD),

(A)	Permitted Indebtedness,

(B)	Debt contemplated by the Local Agreements and the State Agreement and the negotiations and agreements with the City of West Palm Beach, and

(C)
Debt of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 5.02(e) which Debt is existing at the time such Person becomes a Subsidiary of the Borrower (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of the Borrower); and

(iv)        in the case of DD, (A) the types of Debt described in clauses (a) - (d) of the definition of “Permitted Indebtedness” and (B) the Debt described in clauses (e) – (g) and (k) of the definition of “Permitted Indebtedness”.

(c)         Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower.  Notwithstanding the foregoing, this Section 5.02(c) shall not apply to an Initial Public Transaction.

(d)         Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except sales of inventory in the ordinary course of its business.  Notwithstanding the foregoing, this Section 5.02(d) shall not apply to an Initial Public Transaction.

(e)         Investments in Other Persons.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)          equity Investments by the Borrower and its Subsidiaries in their Subsidiaries;

(ii)         loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $50,000 at any time outstanding;

(iii)        Investments by the Borrower and its Subsidiaries in Cash Equivalents; and

(iv)        Notwithstanding the foregoing, this Section 5.02(e) shall not apply to an Initial Public Transaction.

(f)         Restricted Payments.  Except as contemplated by the Comvest Warrant Purchase Agreement, the Comvest Warrant, and the Warrant Documents (as defined in the First Lien Loan Agreement), declare or pay any dividends, purchase, redeem, retire, defease, or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease, or otherwise acquire for value any Equity Interests in the Borrower; provided; however that this Section 5.02(f) shall not apply to an Initial Public Transaction or an Internal Reorganization.

(g)        Amendments of Constitutive Documents.  Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation, bylaws, shareholders or stockholders agreements or other constitutive documents; provided, however that this Section 5.02(g) shall not apply to any amendments for an Initial Public Transaction, an Internal Reorganization, or the selling of Equity Interest in the Borrower or its Subsidiaries so long as such amendment is permitted by the terms of this Agreement.

(h)          Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles, or (ii) Fiscal Year.

(i)            Prepayments, Etc., of Debt.  Prepay, redeem, purchase, defease, or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except the prepayment of the Loans in accordance with the terms of this Agreement, the prepayment of the “Loans” under, and as defined in, the First Lien Loan Agreement, and, to the extent permitted under Section 5.05, the PBC Equipment Note.

(j)            Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Lenders, (ii) any Debt outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower), or (iii) any Permitted Liens.

(k)           Formation of Subsidiaries.  Organize or invest, or permit any Subsidiary to organize or invest, in any new Subsidiary except as permitted under Section 5.02(e)(i).  Notwithstanding the foregoing, this Section 5.02(k) shall not apply to an Initial Public Transaction or an Internal Reorganization.

(l)           Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except as permitted by the Loan Documents.

(m)         Amendment, Etc., of Material Contracts.  Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the interest or rights of any Lender, or permit any of its Subsidiaries to do any of the foregoing other than, with respect to Material Contracts that are not the State Agreement or any Local Agreement, in the ordinary course of business.  Notwithstanding the foregoing, this Section 5.02(m) shall not apply to Material Contracts other than the State Agreement or any Local Agreement effectuated by an Initial Public Transaction, an Internal Reorganization or any other transaction that does not have a Material Adverse Effect.

(n)           Ownership Change.  Take, or permit any of its Subsidiaries to take, any action that would result in an “ownership change” (as defined in Section 382 of the Internal Revenue Code) with respect to the Borrower or any of its Subsidiaries.  Notwithstanding the foregoing, this Section 5.02(n) shall not apply to an Initial Public Transaction.

(o)           Guarantees.  Except as provided for herein, enter into or permit any of its Subsidiaries to enter into any into any guaranty without the prior written consent of the Lenders.

(p)           Intercompany Note.  Allow any amendments to the Intercompany Note without the prior written consent of the Lenders.

(q)           Titanic Services Agreement.  The Borrower will not (i) modify or grant any waiver with respect to the Titanic Services Agreement or (ii) assign, pledge, or encumber any rights under the Titanic Services Agreement.

(r)           Transactions with Management.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction or agreement with any officer, director, partner, or executive of the Borrower or any of its Subsidiaries, or any Affiliate of the foregoing, except (a) the payment of compensation, employment, severance, and benefit arrangements in the ordinary course of business, (b) transactions set forth on Schedule 5.02(r), (c) transactions approved by the board of directors, provided, that the Designee shall have voted in favor of such transaction, (d) in connection with the Palm Beach Debt to the extent permitted under this Agreement and not otherwise adverse to the Borrower, the Administrative Agent or the Lenders, and (e) transactions approved by the Administrative Agent.

SECTION 5.03.Reporting Requirements.  So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Revolving Loan Commitment hereunder shall remain outstanding, the Borrower will furnish to the Lenders:

(a)           Default Notice.  As soon as possible and in any event within five (5) days after a Responsible Officer becomes aware or should become aware of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b)           Annual Financials.  As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Lenders of a certified independent public accountant of recognized standing acceptable to the Lenders, together with a certificate of the Chief Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c)           Monthly Financials.  As soon as available and in any event within 30 days after the end of each month, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (ii) a schedule in form satisfactory to the Lenders of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.  Notwithstanding the foregoing, the financials to be provided in this Section 5.03(c) shall be  provided quarterly until (x) if the Borrower is continuing to pursue an Initial Public Transaction, December 31, 2011 or (y) if the Borrower is no longer pursuing an Initial Public Transaction, the later of September 30, 2011 and the month-end date occurring immediately after the Borrower discontinues its pursuit of an Initial Public Transaction.

(d)           Budget.  As soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, the Borrower shall deliver a budget and business plan for the Borrower and its Subsidiaries for the next fiscal year to the Administrative Agent (collectively, the “Budget”), prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Borrower.

(e)           Litigation.  Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

(f)           Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Lenders may from time to time reasonably request.

SECTION 5.04.Financial Covenants (Minimum EBITDA).  So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Revolving Loan Commitment hereunder shall remain outstanding, the Borrower shall cause DD to maintain a minimum EBITDA of $1,250,000 for the three-month period ending on March 31, 2012.

SECTION 5.05.Payments Under the PBC Equipment Note.  The Borrower covenants and agrees that no payments, scheduled or otherwise, shall be made on that certain Secured Promissory Note (Equipment Financing), dated May 23, 2011, executed and delivered by the Borrower in favor of PBC Digital Holdings II, LLC (as amended, the “Equipment Note”) using the Borrower’s cash or Cash Equivalents or proceeds of any Loans or any loans made under the First Lien Loan Agreement; provided, however, (x) if the Borrower receives equity from third parties of at least $5,000,000 in connection with a transaction not constituting a Qualified Equity Raise, then the Borrower may prepay the Equipment Note in an amount not to exceed 50% of proceeds in excess of $5,000,000 received in connection therewith, (y)  the Borrower may make payments on and pay in full the Equipment Note with the proceeds of a refinancing of the Equipment Note from financing sources other than Comvest, PBC Digital, PBC Macquarie, and their respective Affiliates (secured by the collateral described in the security agreement with respect to the Equipment Note), wholly or partially, whether such refinancing is in the form of  a sale-lease back transaction or otherwise, and (z) the Borrower may make payments at such time as the Borrower’s Form S-1 Registration Statement filed with the Securities Exchange Commission (“SEC”) on May 16, 2011 is declared effective by the SEC and Borrower closes its initial public offering as contemplated by such Form S-1 Registration Statement resulting in the equity securities of the Borrower covered by the such Form S-1 Registration Statement being publicly traded, with the proceeds of such offering.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           (i) the Borrower shall fail to pay any principal of any Loan when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Loan, or any Loan Party shall fail to make any other payment under any Loan Document, when the same becomes due and payable within five (5) Business Days after the same becomes due and payable, provided, however that this grace period shall only be available to the Borrower twice during any twelve (12) consecutive month period; or

(b)           any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made if such violation shall remain unremedied for ten (10) days after the earlier of the date on which (i) a Responsible Officer becomes aware or should become aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or the Lenders; or

(c)           the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 2.01(d), 5.01(e), (f), (i), or (j), 5.02, 5.03, or 5.04; or

(d)           any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for ten (10) days after the earlier of the date on which (i) a Responsible Officer becomes aware or should become aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or the Lenders; or

(e)           (i) (A) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (B) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such failure to pay under clause (i)(A), or the effect of such event or condition under clause (i)(B), is to accelerate the maturity of such Debt or otherwise to cause the holder thereof to cause, such Debt to mature; or (ii) any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased, or defeased, or an offer to prepay, redeem, purchase, or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)           any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)           any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $500,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or  order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)          any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)           any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing if such violation shall remain unremedied for ten (10) days after the earlier of the date on which (i) a Responsible Officer becomes aware or should become aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or the Lenders; or

(j)           any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or Section 5.01(j) shall for any reason (other than pursuant to the terms thereof or as a consequence of the actions or inactions of Lender or Administrative Agent) cease to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby (subject only to the Permitted Liens) and such violation shall remain unremedied for ten (10) days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or the Lenders; or

(k)          a Change of Control shall occur; or

(l)           the Borrower shall fail to timely perform its material obligations under the Comvest Warrant Purchase Agreement or the Comvest Warrant or shall otherwise be in material default under the Comvest Warrant Purchase Agreement or the Comvest Warrant; or

(m)         the Borrower defaults under a Material Contract and fails to cure such default within the time specified in the Material Contract; or any Local Agreements or the State Agreement ceases to be in full force and effect for any reason other than the end of the term of those agreements; or

(n)          the Borrower ceases to own at least fifty one percent (51%) of the Equity Interests in DD; or

(o)          an “Event of Default” shall occur under, and as defined in, the First Lien Loan Agreement;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Revolving Loan Commitment of each Lender and the obligation of each Lender to make Revolving Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Revolving Loan Commitment of each Lender and the obligation of each Lender to make Revolving Loans shall automatically be terminated, and (y) the Notes, all such interest and all such amounts shall automatically become and be due and  payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Nothing herein or in any Loan Document shall be construed to prohibit or restrict any Lender from asserting a claim or initiating and maintaining an action against the Borrower arising out of any Event of Default.

ARTICLE VII

ADMINISTRATIVE AGENT

SECTION 7.01.Authorization and Action; Nature of Duties.  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.  The Administrative Agent agrees to give to each Lender prompt notice of each written notice given to it by the Borrower pursuant to the terms of this Agreement.  Notwithstanding the use of the word “Agent” in reference to the Administrative Agent, the Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of this Agreement, the Notes, the Guaranties and the Collateral Documents, the Borrower or otherwise, and nothing herein or in any of such documents shall result in any duties or obligations on the Administrative Agent for any of the Lenders except as expressly set forth herein.

SECTION 7.02.Administration of the Loans by the Administrative Agent.

(a)           The Administrative Agent shall administer and service the Loans in accordance with the terms and conditions of this Agreement, the Notes, the Collateral Documents, and the other Loan Documents and with the same degree of care as the Administrative Agent would use in servicing a loan of similar size and type held for its own account.  The Administrative Agent shall be entitled to assume that no Event of Default or matter which with the giving of notice or passage of time or both would constitute an Event of Default, exist hereunder unless it is advised to the contrary by any of the Lenders or the Borrower or any of its officers acting in the administration of the Loans have actual knowledge to the contrary.

(b)           If the Administrative Agent requests the consent of a Lender to any action, decision, communication, consent or approval, to be given, taken or provided by the Administrative Agent under or pursuant to this Agreement or the other Loan Documents, or requests instructions from any Lender with respect thereto, then each request shall be given in the form of a written notice to each Lender and shall be accompanied by such information as is reasonable and necessary in the Administrative Agent’s judgment to enable the Lenders to make the determination, approval, consent or disapproval that is requested.  Any Lender may, at any time, request such additional information that it believes is necessary to make any decision and the Administrative Agent shall provide the same to the extent it has reasonable access to it.  Each Lender shall reply within ten (10) Business Days from the later of the date of each Lender's acknowledged receipt of the original request, or each Lender's acknowledged  receipt of such information unless the Administrative Agent, in the exercise of its reasonable judgment, determines that a shorter period of time is required under the circumstances or under this Agreement, the Notes, the Collateral Documents, and the other Loan Documents require a shorter period of time, and indicates a shorter period in writing as part of the initial written notice to each Lender.  If any Lender does not respond within the timeframe required herein, after such request is made, such Lender shall be deemed to have given its consent thereto.

SECTION 7.03.Administrative Agent’s Reliance.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, any Loan Document, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.04.Lender’s Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any Lender and based on the financial statements referred to in Section 4.01(g) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05.Indemnification.  Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents in its capacity as Agent and not as a Lender (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  For purposes of this Section 7.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the aggregate principal amount of the Loans outstanding at such time and owing to the respective Lender.  The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06.Proceeds of Collateral; Enforcement of Proceeds.

(a)           Upon the receipt of any proceeds from the sale or other disposition of any Collateral, the Administrative Agent will, subject to the provisions of Section 2.03(c), if applicable, deliver such proceeds to the Lenders in accordance with the pro rata portions of the Loans outstanding at such time.  Title to any collateral acquired in connection with the exercise of the Lender's remedies under the Collateral Documents shall be held as determined by the Required Lenders or by such nominee as the Administrative Agent shall appoint, in either case, for the pro rata benefit of all of the Lenders.

(b)           If Administrative Agent or any Lender’s nominee acquires title to any property (collectively, the “Recovered Property”) as to which a collateral or security interest had been taken to secure the Loans, the Administrative Agent will consult with the Lenders for the purpose of developing a plan (a “Disposition Plan”) for dealing with the Recovered Property that is acceptable to the Required Lenders and each of the Lenders agrees to attempt to reach agreement on a reasonable Disposition Plan. If, within a reasonable time (in no event to exceed sixty 60 days after Administrative Agent first notifies Lenders that it desires to consult with them for this purpose), the Required Lenders are unable to agree on a Disposition Plan, then Administrative Agent will deliver to the Lenders a Disposition Plan acceptable to the Administrative Agent which will serve as the Disposition Plan until such time as the Required Lenders approve a replacement plan.  If title to any Recovered Property is obtained by Administrative Agent or any Lender's nominee, and the Required Lenders do not approve a Disposition Plan relating thereto within the time specified above, such Recovered Property will not be held as a permanent investment but will be liquidated at arms length to a third party as soon as, in the reasonable judgment of the Administrative Agent (without the consent or approval of any other Lender), it is reasonably practical or appropriate to do so, taking into account the then current economic and market conditions and the objectives of minimizing the losses to the Lenders.  If a Disposition Plan has been approved by the Required Lenders, such Disposition Plan may be amended or replaced by the same procedure, i.e., by agreement of the Required Lenders or, if the Required Lenders cannot agree thereon, then by the Administrative Agent unilaterally delivering to the Lenders an amendment or replacement satisfactory to the Administrative Agent after sixty (60) days have passed from the time the Administrative Agent requested Lenders' approval of such proposed amendment or replacement, which amendment, modification or replacement shall govern until such time as to the Required Lenders shall have approved an alternative thereto.

(c)           Upon demand by Administrative Agent therefore, from time to time, each Lender will contribute its pro rata share (in accordance with the respective ownership of the Loans) of all reasonable costs and expenses paid, incurred, or required by the Administrative Agent to pursue any remedies as directed by the Required Lenders available under this Agreement, the Notes, the Collateral Documents, and the other Loan Documents and pursuant to any Disposition Plan in connection with the ownership, disposition and/or sale of the Recovered Property.

SECTION 7.07.Successors and Assigns.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  If within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.07 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents, and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.08.Miscellaneous.

(a)           The term “Lender” as used herein and all other documents executed in connection herewith, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.

(b)           Each Lender, as permitted by law, may accept deposits from, lend money to, and generally engage in any kind of banking, trust, or other business with the Borrower or any Affiliate of the Borrower, and may accept fees and other consideration from any such party for services in connection with transactions other than those contemplated by this Agreement without having to account for the same to the Lenders.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be  effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all of the Lenders affected thereby, do any of the following at any time:  (i) waive any of the conditions specified in Article III, (ii) change the number of Lenders or the percentage of the aggregate unpaid principal amount of the Loans, (iii) release any material portion of the Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption, or existence of any Lien on any material portion of the Collateral in any transaction or series of related transactions to secure any Obligations other than Obligations owing to the Lenders under the Loan Documents, (iv) amend this Section 8.01, (v) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (vi) postpone any date scheduled for any payment of principal of, or interest on, the Notes pursuant to Section 2.04(a) or Section 2.04(b), as applicable, or any date fixed for payment of fees or other amounts payable hereunder, or (vii) limit the liability of any Loan Party under any of the Loan Documents; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Lenders required above to take such action.

SECTION 8.02.Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including facsimile, telegraphic, telecopy or telex communication) and mailed, faxed, telegraphed, telecopied, telexed or delivered, (i) if to the Borrower, at its address at 8881 South US Highway 1 Port St. Lucie, FL 34952, Attention:  John C. Textor, fax no. 772-345-8114; (ii) if to the Administrative Agent, at its address at 525 Okeechobee Blvd., Suite 1050, West Palm Beach, Florida 33401, Attention:  Robert O’Sullivan, fax no. 561-727-1798; (iii) if to Comvest, at its office specified below its name on the signature page(s) hereto; and (iv) if to any other Lender, at its office specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to the Borrower or any Lender, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Lender.  All such notices and other communications shall, when mailed, faxed, telegraphed, telecopied, or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or facsimile or confirmed by telex answerback, respectively, except that notices and communications to the Lenders pursuant to Article II or III shall not be effective until received by the Lenders.  Delivery by telecopier or facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

SECTION 8.03.No Waiver; Remedies.  No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder or under any Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.Costs and Expenses.  (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Administrative Agent and the Lenders in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, and (B) the reasonable fees and expenses of counsel and accountants for the Administrative Agent and the Lenders with respect thereto, with respect to advising the Administrative Agent and the Lenders as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any  bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), and (ii) all costs and expenses of the Administrative Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for each Lender with respect thereto).

(b)           The Borrower agrees to indemnify, defend and save and hold harmless each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Loans, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated thereby, (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Borrower also agrees not to assert any claim against any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents, and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any Note, the actual or proposed use of the proceeds of the Loans.

(c)           If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent and any Lender, in its sole discretion.

(d)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Section 2.07 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 8.05.Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default, and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured.  The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

SECTION 8.06.Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each initial Lender that such initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

SECTION 8.07.Assignments and Participations.  (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement upon at least five Business Days’ notice to the non-assigning Lenders and the Administrative Agent and the aggregate amount of the Loans being assigned to such Eligible Assignee pursuant to such assignment shall in no event be less than $1,000,000 and each such assignment shall be to an Eligible Assignee.

(b)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.06 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)           By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)           The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the  recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Loans assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender has retained any Loans hereunder, a new Note to the order of such assigning Lender in an amount equal to the Loans retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance.

(f)           Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

(g)           Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

SECTION 8.08.Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8.09.Confidentiality.  Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner regulating such Lender, and (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender.

SECTION 8.10.Jurisdiction, Etc.  The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state court located within State of Delaware or the United States District Court for Delaware, in connection with any action or proceeding arising out of or relating to this Agreement or any document or instrument delivered pursuant to this Agreement or otherwise.  In any such litigation, the Borrower waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to the Borrower, at the Borrower’s address set forth on the signature page hereto.  The Borrower hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

SECTION 8.11.Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of law principles that may cause the laws of another jurisdiction to apply.

SECTION 8.12.Waiver of Jury Trial.  Each of the Borrower and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Loans, or the actions of any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 8.13.Lien Subordination Agreement. Each Lender hereby acknowledges that it has received and reviewed the Lien Subordination Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person who becomes a Lender hereunder pursuant to Section 8.07 hereof) hereby authorizes and directs the Administrative Agent to enter into the Lien Subordination Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Lien Subordination Agreement. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents to the contrary, certain of the Liens granted to the Administrative Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Administrative Agent under the Loan Documents in respect thereof are subject to the terms and conditions of the Lien Subordination Agreement.

SECTION 8.14.Effect of Conversion of the Convertible Note. If the Convertible Note issued in connection with this Agreement is converted into equity in accordance with the terms of the Convertible Note, then the principal amount of the Convertible Note converted into equity shall be considered paid in full and the Borrower shall have no further obligations to repay the principal amount of the Convertible Note so converted.  At such time, the Convertible Note Holder shall surrender the Convertible Note to the Borrower in exchange for a new convertible note that sets forth the new principal amount due from the Borrower to the Convertible Note Holder.  If the entire principal amount of the Convertible Note is converted into equity, then the Convertible Note shall be considered paid in full and the Borrower shall have no further obligations to repay the Convertible Note hereunder.

SECTION 8.15.No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

[Remainder of Page Intentionally Blank; Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

DIGITAL DOMAIN MEDIA GROUP, INC.
(F/K/A DIGITAL DOMAIN HOLDINGS
CORPORATION)

By:	/s/ John Textor
Name: John Textor
Title: CEO
Address: 8881 South US Highway 1
Port St. Lucie, FL 34952

Signature Page to
Credit Agreement

ADMINISTRATIVE AGENT:

COMVEST CAPITAL II, L.P.,

By:	ComVest Capital II Partners L,P.,
its General Partner

By:	ComVest Capital II Partners UGP, LLC,
its General Partner

By:	/s/ Robert O’Sullivan
Name: Robert O’Sullivan
Title: Managing Partner

Address:	525 Okeechobee Boulevard,
Suite 1050
West Palm Beach, FL 33401

LENDER:

COMVEST CAPITAL II, L.P.,

By:	ComVest Capital II Partners L.P.,
its General Partner

By:	ComVest Capital II Partners UGP, LLC,
its General Partner

By:	/s/ Robert O’Sullivan
Name: Robert O’Sullivan
Title: Managing Partner

Address:	525 Okeechobee Boulevard,
Suite 1050
West Palm Beach, FL 33401

Signature Page to
Credit Agreement